                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X]   Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive proxy statement
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           ARI Network Services, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:


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(2)   Aggregate number of securities to which transaction applies:


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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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(4)   Proposed maximum aggregate value of transaction:


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(5)   Total fee paid:


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[ ]   Fee paid previously with preliminary materials.


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[ ]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:


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(2)   Form, schedule or registration statement no.:


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(3)   Filing party:


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(4)   Date filed:


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



                           ARI NETWORK SERVICES, INC.
                            330 East Kilbourn Avenue
                           Milwaukee, Wisconsin 53202

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                December 10, 1998


To the Shareholders of ARI Network Services, Inc.:

        The 1998 Annual Meeting of Shareholders of ARI Network Services, Inc. will be held at 330 East Kilbourn Ave., Suite 725, Milwaukee, Wisconsin, on Thursday, December 10, 1998 at 9:00 a.m., local time, for the following purposes:

1.      To elect two directors to serve until 2001.

2. To amend the Company's 1991 Incentive Stock Option Plan to increase the number of shares reserved thereunder from 500,000 to 850,000.

3. To amend the Company's 1993 Director Stock Option Plan to increase the number of shares reserved thereunder from 75,000 to 150,000.

4. To amend the Company's 1992 Employee Stock Purchase Plan to increase the number of shares reserved thereunder from 12,500 to 62,500.

5.      To ratify the appointment of Ernst & Young LLP as independent auditors.

6.      To amend the terms of the Company's Series A Preferred Stock.

7.      To transact such other business as may properly come before the meeting.

        Shareholders of record at the close of business on October 26, 1998 are entitled to notice of and to vote at the meeting and at all adjournments thereof.

        HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.


                                               Mark L. Koczela, Secretary
                                               November 9, 1998

                           ARI NETWORK SERVICES, INC.
                            330 East Kilbourn Avenue
                           Milwaukee, Wisconsin 53202


                                 PROXY STATEMENT


        The Board of Directors of ARI Network Services, Inc. (the "Company") submits the enclosed proxy for the annual meeting to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Each shareholder of record at the close of business on October 26, 1998 will be entitled to one vote for each share of Common Stock registered in such shareholder's name. As of October 26, 1998, the Company had outstanding 5,087,462 shares of Common Stock. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum at the meeting. This Proxy Statement and the accompanying proxy and Annual Report to Shareholders are being sent to the Company's shareholders commencing on November 9, 1998.

        Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

        UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS. DIRECTORS WILL BE ELECTED BY A PLURALITY OF VOTES CAST AT THE MEETING (ASSUMING A QUORUM IS PRESENT) UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING (ASSUMING A QUORUM IS PRESENT) IS REQUIRED TO APPROVE THE AMENDMENTS TO THE STOCK PLANS. THE OTHER PROPOSALS WILL BE APPROVED IF THE AFFIRMATIVE VOTES EXCEED THE VOTES CAST AGAINST. IN ADDITION, THE HOLDER OF THE SERIES A PREFERRED STOCK MUST APPROVE THE AMENDMENT TO THE TERMS OF THE SERIES A PREFERRED STOCK. BROKER NON-VOTES ARE COUNTED ONLY FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE MEETING BUT ARE NOT CONSIDERED PRESENT WITH RESPECT TO THAT MATTER AND, THEREFORE, WILL HAVE NO EFFECT ON THE OUTCOME OF THE VOTING. ABSTENTIONS WILL ALSO HAVE NO EFFECT ON THE VOTING, EXCEPT ABSTENTIONS WILL HAVE THE EFFECT OF A VOTE AGAINST THE STOCK PLAN PROPOSALS.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to beneficially own 5% or more of the Common Stock, by each director or nominee of the Company, by certain executive officers of the Company, and by all directors and executive officers of the Company as a group as of September 30, 1998.




             NAME OF                    AMOUNT AND NATURE OF
        BENEFICIAL OWNERS             BENEFICIAL OWNERSHIP (1)               PERCENT
        -----------------             -----------------------                -------
WITECH Corporation (2)(3)                       930,186                        17.4%
N16 W23217 Stone Ridge Dr.
Waukesha, WI  53188
Briggs & Stratton Corporation                   840,000                        16.5%
12301 West Wirth Street
Milwaukee, WI  53201
Vulcan Ventures Incorporated (4)                508,198                        10.0%
110 110th Avenue, N.E.
Bellevue, WA  98004
State of Wisconsin Investment Board             391,875                         7.7%
121 W. Wilson Street
Madison, WI  53703
RPI Holdings, Inc. (5)(6)                       306,815                         6.0%
111 East Kilbourn Avenue
Milwaukee, WI  53202
AXA-UAP                                         292,353                         5.7%
23 Avenue Matignon
75008  Paris, France
William H. Alverson (7)                           6,213                            *
John C. Bray (8)                                 30,375                            *
Gordon J. Bridge (9)                             36,000                            *
Francis Brzezinski (3)(10)                        6,250                            *
George D. Dalton (11)                             9,938                            *
Brian E. Dearing (12)                           103,641                         2.0%
Mark L. Koczela (13)                             55,628                         1.1%
Michael E. McGurk (14)                           21,376                            *
Eric P. Robison (4)(15)                           4,575                            *
Richard W. Weening (16)                          28,970                            *
All executive officers and                      302,966                         5.6%
directors as a group (10 person)
(17)

------------
*Less than 1%

(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Indicated options and warrants are exercisable within 60 days of September 30, 1998.
(2) WITECH's shares include 250,000 shares subject to warrants. Excludes 20,000 shares of non-voting, non-convertible Series A Preferred Stock (the entire series) also owned by WITECH.
(3) Mr. Brzezinski is an officer and director of WITECH and has voting control of the Common Stock held by WITECH.
(4) Mr. Robison is a Business Development Associate of Vulcan, N.W., an affiliate of Vulcan Ventures Incorporated.
(5)   Includes 15,157 shares subject to a warrant.
(6) Mr. Alverson and Mr. Weening are shareholders and directors of RPI Holdings, Inc. ("RPI").
(7) Includes options for 4,963 shares. Mr. Alverson's shares exclude any shares held by RPI.
(8)   Includes options for 29,125 shares.
(9)   Includes options for 36,000
      shares.
(10) Includes options for 6,000 shares. Mr. Brzezinski's total excludes any shares held by WITECH.
(11)  Includes options for 8,688 shares.
(12)  Includes options for 101,141
      shares.
(13)  Includes options for 54,378 shares.
(14)  Includes options for
      18,876 shares.
(15) Includes options for 4,575 shares. Mr. Robison's shares exclude any shares held by Vulcan.
(16) Includes a warrant for 15,157 shares. Mr. Weening's total excludes any shares held by RPI.
(17) Includes options and warrants for 278,903 shares. Excludes shares held by WITECH, Vulcan or RPI.

                              ELECTION OF DIRECTORS

        The Company's directors are divided into three classes, with staggered terms of three years each. At the meeting, shareholders will elect two directors to serve until 2001.

                         NOMINEES FOR ELECTION TO SERVE
                        UNTIL THE ANNUAL MEETING IN 2001

        BRIAN E. DEARING, 43; Mr. Dearing, a director since 1995, is Chairman, President, Chief Executive Officer and Acting Chief Financial Officer of the Company. Prior to joining the Company, Mr. Dearing held the position of Vice President - EDI Business Development in London, England, with Sterling Software, Inc. Since 1990, Mr. Dearing held a series of electronic commerce executive positions at Sterling including Vice President of Marketing and Vice President of Customer Service for Sterling's North American EDI business, as well as Vice President of European Network Services. Prior to joining Sterling, Mr. Dearing was Manager of EDI Market Development and Manager of EDI Product Management with General Electric Information Services. Mr. Dearing holds a Masters Degree in Industrial Administration from Krannert School of Management at Purdue University and a BA in Political Science from Union College. He also spent a year of undergraduate studies at the London School of Economics.

RICHARD W. WEENING, 52; Mr. Weening, a director since 1981, is Executive Chairman and Chief Executive Officer of Cumulus Media Inc. Mr. Weening organized the Company in 1981 as a business information publishing subsidiary of Raintree Publishers, Inc., now known as RPI Holdings, Inc. ("RPI"). He served as President and Chief Executive Officer of the Company until October 1987 and Chairman and Chief Executive Officer of the Company until October 1990. Mr. Weening is also the President and Chief Executive Officer of QUAESTUS Management Corporation, a private equity investment management firm. From 1972 to present Mr. Weening has also served as President of RPI, a significant shareholder of the Company. See "Security Ownership of Certain Beneficial Owners".

                              DIRECTORS WHOSE TERMS
                      EXPIRE AT THE ANNUAL MEETING IN 2000

         GEORGE D. DALTON, 69; Mr. Dalton, a director since March, 1994, is Chairman and Chief Executive Officer and a director of Fiserv Inc., a major provider of data processing outsourcing and related products and services for financial institutions. Mr. Dalton was one of the original investors in Fiserv when it was formed in 1984. Mr. Dalton also serves as a board member on APAC TeleServices, Inc. and Clark/Bardes Holdings, Inc.

         GORDON J. BRIDGE, 56; Mr. Bridge, a director since December 1995, is Chairman of the Board and a director of CONNECT, Inc., an electronic commerce services company. Mr. Bridge was with AT&T where he held various executive management positions from 1988 to 1995. Most recently, Mr. Bridge served as Vice President, Corporate Strategy for Emerging Services and Products for AT&T. He previously managed three business units for AT&T, including Consumer Interactive Services, EasyLink Services and Computer Systems. Prior to joining AT&T, Mr. Bridge was with the IBM Corporation for 23 years. Mr. Bridge holds a B.A. in mathematics from Bradley University.

                              DIRECTORS WHOSE TERMS
                      EXPIRE AT THE ANNUAL MEETING IN 1999

         ERIC P. ROBISON, 39; Mr. Robison, a director since 1994, is a business development associate for Vulcan Ventures Inc. in Bellevue, Washington, the investment company of Paul G. Allen, co-founder of Microsoft. From 1991 to 1994 when he joined Vulcan, Mr. Robison was co-founder and vice president of The Stanton Robison Group, Inc., a business development, marketing and advertising consulting firm. Mr. Robison currently serves on the Board of Directors of Egghead.com, Inc. and CNET, Inc.

         WILLIAM H. ALVERSON, 65; Mr. Alverson, a director since 1983, is a shareholder of Godfrey & Kahn, S.C., a Milwaukee law firm where he has been employed since 1966.

        FRANCIS BRZEZINSKI, 47; Mr. Brzezinski, a director since 1990, is Vice President, Wisconsin Energy Corporation and President of its real estate and venture subsidiaries WISPARK, WITECH, Minergy and WISVEST.

        The Board of Directors held ten meetings in fiscal 1998. Each incumbent director, except Mr. Robison, attended 75 percent or more of the combined number of meetings of the Board and Committees on which such director served.

        The Company's Board of Directors has established an Executive Committee that currently is composed of Mr. Dearing, Mr. Bridge, Mr. Brzezinski and Mr. Weening. Mr. Bridge serves as Chairman of the Executive Committee. The duties of the Executive Committee are to review the monthly management report with the CEO; act as a resource to the CEO in the development of the Company's business plan, overall business strategy and any other matter which the CEO or any member deems appropriate. The Executive Committee also considers and acts upon matters requiring Board consideration between regular meetings of the full Board not prohibited by law or by the by-laws of the Company. The Executive Committee also reviews and approves compensation including base salary, benefits, bonus and (subject to the review and approval of the Stock Option Committee) stock option awards for the CEO and the CEO recommendations for all management level employees. The Executive Committee also reviews and makes recommendations to the Board as to appropriate action regarding any and all matters of corporate finance, acquisitions, the sale of stock, the incurrence of debt and the sale of assets. The Executive Committee met five times during fiscal 1998.

        The Company's Board of Directors has established an Audit Committee that currently is composed of Mr. Brzezinski and Mr. Alverson. The duties of the Audit Committee are to evaluate the independent auditors; to make recommendations as to the selection of independent auditors; to review the audit plan and scope with the independent auditors; to review audit results; to review transactions between management and the Company; to review reports of the accounting staff of the Company and its auditors as to the adequacy of its system of internal controls; and to make appropriate inquiries respecting financial matters to the auditors and others. The Audit Committee met once during fiscal 1998.

         The Company's Board of Directors has established a Stock Option Committee that currently is composed of Mr. Brzezinski, Mr. Alverson and Mr. Dalton. The duties of the Stock Option Committee are to administer the Company's 1991 Incentive Stock Option Plan, the 1992 Employee Stock Purchase Plan and the 1993 Director Stock Option Plan. The Stock Option Committee took action by consent resolution, but did not meet in fiscal 1998.

        The Board of Directors does not have a nominating committee, as decisions regarding Board membership are made by the full Board.

        Each non-employee member of the Board of Directors is compensated under the Director Stock Option Plan in lieu of any cash compensation. Under the Plan, each director receives options for 125 shares on the first day of each calendar year and receives options for an additional 250 shares for each meeting of the Board and 87 shares for each meeting of a Committee attended by the director. On February 11, 1998, a one time special grant of a ten year option covering 2,500 shares exercisable at $4.00 per share was issued to each member of the Board except Mr. Dearing and Mr. Bridge. In his role as Chairman of the Executive Committee of the Board of Directors, in October 1996, Mr. Bridge was granted a special ten year option to acquire 30,000 shares at $2.50 per share. Under this agreement, Mr. Bridge will not be qualified to receive other options under the Plan until November 2001.

                             EXECUTIVE COMPENSATION

        The following table sets forth compensation for the last three fiscal years for each of the Company's executive officers whose salary and bonus during fiscal 1998 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                      Long Term
                                                                     Compensation
                                        Annual Compensation             Awards
                                   ----------------------------      ------------
      Name and                                                        Securities
 Principle Position                                        Other      Underlying
 ------------------       Year    Salary      Bonus       Annual     Options/SARs    All Other
                          ----    ------      -----    Compensation      (#)        Compensation
                                                       ------------  ------------   ------------
Brian E. Dearing,        1998     $150,000     $38,829     $   --      24,000       $      --
Chairman and Chief       1997      150,000      33,683         --      25,000              --
Executive Officer (1)    1996      109,615       4,167         --      87,500          19,086



Mark L. Koczela,         1998     $125,000     $33,562     $   --      32,500       $      --
Executive Vice           1997      125,000      38,947         --      25,000              --
President of             1996      125,000      10,000         --           0              --
Business Development
& Administration

John C. Bray, Vice       1998     $130,000     $15,204    $11,810      16,500        $     --
President of Sales       1997      110,000      19,801     21,402      37,500              --
(2)

Michael E. McGurk,       1998     $100,000     $19,579    $    --      16,500        $     --
Vice President of        1997       53,846      18,343         --      28,125              --
Technology (3)

--------------

(1)   Mr. Dearing's employment with the Company commenced November 13, 1995.

(2) Mr. Bray's employment with the Company commenced September 30, 1996. Other annual compensation consists of commission paid on new sales.

(3)   Mr. McGurk's employment with the Company commenced January 20, 1997.

        The table below provides information regarding option grants in the year ended July 31, 1998 to the persons named in the Summary Compensation Table pursuant to the Company's 1991 Stock Option Plan.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR




                         NUMBER OF      PERCENT OF TOTAL
                        SECURITIES        OPTIONS/SARS
                        UNDERLYING         GRANTED TO
                       OPTIONS/SARS       EMPLOYEES IN     EXERCISE OR BASE
       NAME            GRANTED # (1)     FISCAL YEAR (1)    PRICE ($/SHARE)      EXPIRATION
       ----            ------------      ---------------    ---------------      ----------
Brian E. Dearing          24,000              11.9%               $2.25              6/08

Mark L. Koczela           12,500               6.2%               $4.00             12/07
                          20,000              10.0%               $2.25              6/08

John C. Bray              16,500               8.2%               $2.25              6/08

Michael E. McGurk         16,500               8.2%               $2.25              6/08

-------------------

(1) All options granted in the fiscal year were awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant. Under the terms of the Plan, the Stock Option Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.

        The table below provides information regarding the exercises of stock options during fiscal 1998 and the value of stock options held at July 31, 1998 by the persons named in the Summary Compensation Table.

                         AGGREGATED OPTION/SAR EXERCISES
            IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES



                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                       SHARES                        OPTION/SARS AT             IN-THE-MONEY OPTIONS
                      ACQUIRED       VALUE           FISCAL YEAR END (#)         AT FISCAL YEAR END
       NAME         ON EXERCISE (#) REALIZED ($)  EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
       ----         --------------- ------------  -------------------------    -------------------------

Brian E. Dearing         --           --               91,417/45,083                     $0/$0

Mark L. Koczela          --           --               54,378/36,875                     $0/$0

John C. Bray             --           --               29,125/24,875                     $0/$0

Michael E. McGurk        --           --               18,876/25,749                     $0/$0


         The Company and Mr. Dearing are parties to a letter dated October 20, 1995 describing the terms of his employment. Mr. Dearing receives an annual base salary of $150,000 and is eligible to receive a $75,000 bonus if he meets the objectives set jointly by the Board of Directors and Mr. Dearing. In connection with his employment letter, Mr. Dearing was granted options for 87,500 shares of the Company's common stock at a price of $6.50 per share. The options vested over a three year period ending October 20, 1998.

                              CERTAIN TRANSACTIONS

        The Company and QUAESTUS Management Corporation, an affiliate of RPI, were parties to a consulting agreement that was terminated effective October 31, 1997. During fiscal 1998, the Company paid $37,509 (including out-of-pocket expenses) for consulting services before the agreement was terminated. The Company paid no fee or other consideration in connection with the termination of the agreement.

        The Company and Mr. Weening were also parties to a consulting agreement that was terminated effective October 31, 1997. In accordance with the consulting agreement, upon termination of the agreement, the Company paid Mr. Weening $125,000, but was released from ongoing obligations to provide health and disability insurance. The Company assigned to Mr. Weening two split dollar life insurance policies on Mr. Weening's life with an accumulated cash surrender value of approximately $214,400. Mr. Weening agreed that such amount would be paid to the Company upon Mr. Weening's death out of the proceeds of the policy payments.

        Mr. Alverson is a shareholder of the law firm of Godfrey & Kahn, S.C., which the Company retains from time to time to perform legal services.

        The Company has a line of credit with WITECH Corporation (the "WITECH Line") that has been in place since October 4, 1993. In January 1998, the WITECH Line was extended from December 31, 1997 to December 31, 1998 and the size of the facility reduced from $2.0 million to $1.2 million. In connection with this amendment, the Company issued WITECH a warrant to purchase 25,000 shares of stock, exercisable until December 31, 2001 at $4.00 per share. In May 1998, the WITECH Line was extended until December 31, 2001 and the size of the facility increased from $1.2 million to $2.0 million. In connection with this amendment, the Company issued WITECH a warrant for 25,000 shares and a usage warrant for up to 25,000 shares, each exercisable until December 31, 2001 at $2 13/16 per share. On September 14, 1998, the Company and WITECH executed an amendment to the WITECH Line to increase the size of the loan facility from $2.0 million to $2.8 million (the "Loan Amendment"). The Loan Amendment also provided that the size of the facility would be reduced (but not below $2.0 million) to the extent of the proceeds received from stock offerings conducted by the Company, if any. In connection with the Loan Amendment, the Company agreed to issue 250 shares of Preferred Stock to WITECH. See "Proposal to Amend Terms of Series A Preferred Stock - The Loan Agreement." Since the inception of the WITECH Line, the Company has issued warrants for an aggregate of 250,000 shares of Common Stock. The exercise price is $4.00 per share for all warrants, except the warrants issued in May 1998. The exercise price of the warrants is reduced if the Company sells Common Stock for less than the then current exercise price. Borrowings under the WITECH Line bear interest at prime plus 2.0%. As of September 30, 1998, $1,980,000 was outstanding under the WITECH Line.

        On September 15, 1998, the Company purchased from Briggs & Stratton Corporation ("Briggs") the assets of Briggs' POWERCOM-2000 operating division. POWERCOM-2000 was in the business of providing electronic commerce software and services to companies primarily in the outdoor power, power tool and power sports industries. In connection with the acquisition, the Company assumed certain liabilities of the business and issued to Briggs 840,000 shares of Common Stock. Briggs received "piggyback" registration rights with respect to its shares and the right, after September 15, 1999, to require the Company to register its shares for resale. Briggs also agreed to become a customer of the Company and executed an agreement whereby the Company will provide certain software and services to enable Briggs to engage in electronic commerce transactions with its distributors and dealers.

        In addition, Briggs agreed to provide the Company with a working capital line of credit in the amount of $250,000 (the "Briggs Line") which expires April 30, 1999. The Company has agreed to exhaust all available credit under the WITECH Line before borrowing any amounts under the Briggs Line. The Briggs Line bears interest at prime plus 2% and is secured by a first position lien against all accounts receivable generated from customers of POWERCOM-2000 that were assigned to the Company as part of the acquisition. Borrowings under the Briggs Line (if any) must be repaid with the proceeds of equity offerings (if any) in excess of $800,000 plus accrued interest on the WITECH Line.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons, except Mr. Weening filed one late Form 5 with respect to four stock option grants received during fiscal 1998.

                      PROPOSAL TO APPROVE AMENDMENT TO THE
                           INCENTIVE STOCK OPTION PLAN

        At the annual meeting, shareholders are being asked to approve an amendment to the Company's 1991 Incentive Stock Option Plan (the "ISOP") in order to increase the number of shares reserved for issuance thereunder from 500,000 to 850,000. There are currently no shares available for issuance under the ISOP. The Company believes that the amendment to the ISOP is an important factor in promoting the interests of the Company and its shareholders by making additional shares available for grant to employees. The grant of options to employees of the Company helps to align the interests of the Company's shareholders and its employees.

DESCRIPTION OF INCENTIVE STOCK OPTION PLAN

        The ISOP was adopted by the Board of Directors on July 31, 1991 and was approved by shareholders on September 20, 1991. In 1996, shareholders approved an increase in the number of shares reserved under the ISOP from 375,000 to 500,000.

        All employees of the Company are eligible to receive options under the ISOP. At October 1, 1998, approximately 100 persons were eligible. The ISOP is designed to provide additional incentive compensation to employees and provide them with an opportunity to acquire an equity interest in the Company.

        The ISOP is administered by a Stock Option Committee appointed by the Board of Directors. Messrs. Alverson, Brzezinski, and Dalton are the current members of the Stock Option Committee. Subject to the provisions of the ISOP, the Stock Option Committee has the authority to determine the exercise prices applicable to the options, the eligible employees to whom and the time or times at which options shall be granted, the number of shares of Common Stock subject to each option, and the extent to which options may be exercisable in installments, and also to interpret the ISOP, and to prescribe, amend and rescind the rules and regulations pertaining to the ISOP.

        Options granted under the ISOP may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified stock options. Under the ISOP, no employee may be granted options for more than 87,500 shares during any one-year period. No incentive stock options may be granted under the ISOP after September 30, 2001.

        Any incentive stock option that is granted under the ISOP may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of holders of 10% or more of the total combined voting power of all series of stock of the Company or of a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Stock Option Committee, which may be less than the fair market value of the Common Stock on the date of grant. To date, no such non-qualified stock options have been granted.

        Each option granted under the ISOP is exercisable for a period not to exceed 10 years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all series of stock of the Company or of a subsidiary or parent of the Company) and shall lapse upon the expiration of the period, or earlier upon termination of the recipient's employment with the Company or as determined by the Committee. An option generally may be exercised for one year following termination of employment due to death or disability, or 90 days following termination of employment due to retirement at age 65.

        The Board of Directors of the Company may amend the ISOP at any time, except if shareholder approval is required under tax, securities or any other applicable law.

FEDERAL INCOME TAX CONSEQUENCES

        The grant and exercise of options issued pursuant to the ISOP should cause the federal income tax consequences to participating employees and the Company described below.

        INCENTIVE STOCK OPTIONS. Incentive stock options under the ISOP are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under Section 422 of the Code. Incentive stock options generally have the following tax consequences:

        There are generally no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability if any and, to the extent that any incentive stock option is exercisable during any calendar year with respect to shares having, as of the grant date, a fair market value exceeding $100,000, such excess will be treated as a non-qualified stock option.

        If an optionee holds stock through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition of the option, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term, depending on whether the stock was held more than one year.

        Upon exercise of an incentive stock option, the excess of the stock's fair market value on the date of exercise over the option exercise price will constitute an adjustment in calculating the optionee's alternative minimum tax, if any.

        To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled to a corresponding compensation expense deduction in the tax year in which the disposition occurs.

        NON-QUALIFIED STOCK OPTIONS. Non-qualified stock options under the ISOP have the same income tax consequences as described below for the DSOP. The compensation deduction by the Company upon exercise of non-qualified stock options by the CEO or any of the other four most highly compensated executive officers may be limited by Section 162(m) of the Code, which limits the deductibility of compensation in any one year to $1,000,000 unless the excess compensation is "performance-based."

                                NEW PLAN BENEFITS

        It is not determinable what options will be received by any employees under the ISOP in fiscal 1999. However, the following table provides information concerning options awarded in fiscal 1998 under the ISOP.

                                                             NUMBER OF
        NAME                                                  OPTIONS(1)
        ----                                                 -----------

        Brian E. Dearing                                       24,000

        Mark L. Koczela                                        32,500

        John C. Bray                                           16,500

        Michael E. McGurk                                      16,500

        All current executive officers as a group              89,500

        All current directors who are not executive
        officers as a group                                      -0-

        All employees who are not executive officers as a
        group                                                 112,499

----------------------
(1) Additional information concerning the terms and conditions of the options is set forth above under the heading "Options/SAR Grants in Last Fiscal Year."

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1991 INCENTIVE STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENT UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

                      PROPOSAL TO APPROVE AMENDMENT TO THE
                           DIRECTOR STOCK OPTION PLAN

        On February 11, 1998, the Board of Directors adopted an amendment to the Company's Director Stock Option Plan (the "DSOP"), subject to the approval of the Company's shareholders. The amendment increased the number of shares available for issuance pursuant to options granted under the DSOP from 75,000 shares to 150,000 shares. The Company believes that the amendment to the DSOP is an important factor in promoting the interests of the Company and its shareholders by providing increased incentives for directors of the Company. Employees of the Company are ineligible to participate in the DSOP.

DESCRIPTION OF DIRECTOR STOCK OPTION PLAN

        The DSOP was originally adopted by the Board of Directors on May 21, 1993 and approved by the Company's shareholders on November 12, 1993. In 1996, the shareholders approved an increase in the number of shares reserved under the DSOP from 30,000 to 75,000. The number of Shares authorized is subject to adjustment in the event of certain changes in the capital structure of the Company. All members of the Company's Board of Directors who are not also employed by the Company (the "Eligible Directors") are eligible to participate in the DSOP. The DSOP is administered by a committee appointed by the Board of Directors.

        Under the DSOP, directors are entitled to receive options for 125 shares on the first day of each calendar year, 250 shares for each Board meeting attended and 87 shares for each Board Committee meeting attended. Directors are entitled to receive additional options if and as shall be determined from time to time by the Board.

        The per share purchase price of the stock purchasable under each option is equal to the closing price of the Company's Common Stock on the date of grant of such option as reported on the National Association of Securities

Dealers, Inc. Automated Quotation National Market System ("NASDAQ-NMS"). The fair market value per share as of October 16, 1998 was $2.00.

        Subject to acceleration as provided in the DSOP upon a "triggering event" (defined generally to include a change of control of the Company), options granted under the DSOP shall become exercisable for all of the shares covered thereby one year after the date of grant. Once any portion of an option becomes exercisable, it remains exercisable for the shortest period of (i) ten years after the date of grant; (ii) one year after a Director's tenure of the Board of Directors terminates due to death or disability; or (iii) three months after a Director's tenure on the Board of Directors terminates for any reason other than death or disability; provided, however, the Board of Directors may extend the expiration date of a director's options beyond such one year or three month periods.

        The Board of Directors of the Company may terminate the DSOP or make such modifications or amendments thereof as it shall deem advisable, including, but not limited to, such modifications or amendments as it shall deem advisable to conform to any law or regulation applicable thereto.

OPTIONS GRANTED

        During fiscal 1998, options covering a total of 27,708 shares were granted to directors under the DSOP.

FEDERAL INCOME TAX CONSEQUENCES

        The grant and exercise of options issued pursuant to the DSOP should cause the federal income tax consequences to participating directors and the Company described below.

        Options granted under the DSOP will be non-qualified stock options under the Code. At the time an option is granted, the optionee will not recognize any taxable income and the Company will not be entitled to any deduction. When an optionee exercises an option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received on the date of exercise over the option exercise price. The Company will be entitled to a deduction in an amount equal to the income recognized by the optionee. The basis of the Common Stock received upon the exercise of an option will be the exercise price paid plus the amount recognized by the optionee as taxable income attributable to such shares as a result of the exercise.

        When an optionee sells stock acquired by the exercise of an option, the difference between the amount received and the adjusted tax basis of the stock will be capital gain or loss if such shares constitute a capital asset in the hands of the optionee.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1993 DIRECTOR STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENT UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

                      PROPOSAL TO APPROVE AMENDMENT TO THE
                        1992 EMPLOYEE STOCK PURCHASE PLAN

        The Company's 1992 Employee Stock Purchase Plan (the "ESPP") is intended to provide an employment incentive to the employees of the Company. The ESPP originally covered 12,500 shares of Common Stock. All of such shares have been acquired and no shares are currently available for issuance under the Plan. The Board of Directors has approved a proposal to make an additional 50,000 shares available under the ESPP and is submitting this proposal for shareholder approval, in order, among other reasons, to qualify the ESPP for treatment as a
Section 423 stock purchase plan under the Code.

DESCRIPTION OF EMPLOYEE STOCK PURCHASE PLAN

        The ESPP is administered by the Stock Option Committee of the Board of Directors. In general, all employees of the Company, other then executive officers, are eligible to participate in the ESPP, provided they meet a minimum period of continuous service. As of the date hereof, the Company has approximately 100 employees eligible to participate in the ESPP. Under the ESPP, eligible employees may purchase shares annually by payroll deduction, subject to certain aggregate limitations set forth in the ESPP, at a purchase price equal to the lower of either 85% of the fair market value of the Company's shares on the offering commencement date or 85% of the fair market value of the Company's shares one year from such date.

        The Board of Directors of the Company may, from time to time, amend the ESPP in any respect. However, no amendment may be made without the approval of the Company's shareholders if shareholder approval is required for such amendment under applicable tax, securities or other law.

FEDERAL INCOME TAX CONSEQUENCES

        Participating employees will not be deemed to have recognized taxable income upon the purchase of shares and the Company will not be entitled to any deduction with respect to the shares issued, unless a participating employee sells the stock within one year or within two years of commencement of the applicable offering period.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1992 EMPLOYEE STOCK PURCHASE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENT UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

                      RATIFICATION OF INDEPENDENT AUDITORS

        The Board of Directors, upon recommendation of its Audit Committee, has appointed Ernst & Young LLP to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending July 31, 1999 and is seeking the ratification of this appointment by the shareholders. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.

        A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                           PROPOSAL TO AMEND TERMS OF
                            SERIES A PREFERRED STOCK

        The Board of Directors of the Company has recommended the adoption of amendments to the terms of the Company's Series A Preferred Stock to (i) permit additional issuances of Preferred Stock to any holder of Series A Preferred Stock, and (ii) provide that any new issuance of Series A Preferred Stock could bear dividends from a day prior to the date of issuance, as determined by the Board of Directors. All of the outstanding Series A Preferred Stock is currently held by WITECH. The proposed changes would enable the Company to issue 250 additional shares of Series A Preferred Stock to WITECH, as described below.

DESCRIPTION OF PREFERRED STOCK

        The Company's Articles of Incorporation authorize the Company to issue up to 1 million shares of Preferred Stock, $.001 par value. Within the limits and restrictions contained in the Articles of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue one or more series of Preferred Stock. The Board of Directors may fix the specific terms of the issuance, including: (i) the designation and authorized number of shares of each series; (ii) any voting rights; (iii) the dividend rate, the dates on which dividends shall be payable and, the date or dates from which any such cumulative dividend shall be cumulative; (iv) the amount per share payable per share of such Preferred Stock in the event of liquidation, dissolution or winding up the Company; (v) any redemption or sinking fund provisions of such series; (vi) any conversion rights; and (vii) any additional terms, limitations and relative rights and preferences not inconsistent with the laws of the State of Wisconsin or the Articles of Incorporation.

        The Board of Directors has designated a series of Preferred Stock as Series A Preferred Stock and authorized up to 40,000 shares of Series A Preferred Stock. Currently, 20,000 shares of Series A Preferred Stock are outstanding, all of which are held by WITECH.

        The terms of the Series A Preferred Stock include the following:

        - The Series A Preferred Stock is non-voting, except as required by law.

        - The Series A Preferred Stock is entitled to a cumulative dividend, when declared by the Board of Directors, equivalent to an interest rate of prime plus 2%, but not less than 10% nor more than 14%, based on the $100 per share redemption price for the Series A Preferred Stock. Prior to August 1, 2002, at the Company's option, dividends may be paid in additional shares of Series A Preferred Stock in lieu of cash.

        -    The Series A Preferred Stock is not convertible into Common Stock.

        - The Company can redeem the Series A Preferred Stock at its option at any time at $100 per share plus accrued and unpaid dividends.

        - Upon the liquidation or dissolution of the Company, the holders of the Series A Preferred Stock are entitled to receive $100 per share plus accrued and unpaid dividends prior to any distribution to holders of Common Stock or any other series of Preferred Stock junior to the Series A Preferred Stock.

        - The Company cannot pay dividends on its Common Stock while the Series A Preferred Stock is outstanding.

        - The Company cannot issue any Preferred Stock while the Series A Preferred Stock is outstanding (except Preferred Stock that is junior to the Series A Preferred Stock or additional shares of Series A Preferred Stock in lieu of cash dividends, as noted above).

        As of July 31, 1998, accrued but unpaid dividends on the Series A Preferred Stock were $221,566.

THE LOAN AMENDMENT

        On September 14, 1998, the Company and WITECH executed an amendment to the WITECH Line to increase the size of the loan facility from $2.0 million to $2.8 million (the "Loan Amendment"). The Loan Amendment also provided that the size of the facility would be reduced (but not below $2.0 million) to the extent of the proceeds received from stock offerings conducted by the Company, if any.

        In consideration for the Loan Amendment, the Company agreed to issue to WITECH 250 additional shares of Series A Preferred Stock, subject to Board of Directors and shareholder approvals of appropriate amendments to the Company's Articles of Incorporation to permit such issuance. In the event that such approvals are not received by December 31, 1998, the Company agreed to issue to WITECH 250 shares of newly-created Series B Preferred Stock that would be substantially identical to the Series A Preferred Stock but will be junior to the Series A Preferred Stock in respect of dividends and other distributions.

        The 250 shares of Series A Preferred Stock or Series B Preferred Stock issued to WITECH would bear dividends from the date of the Loan Amendment.

REASONS FOR AMENDING TERMS OF SERIES A PREFERRED STOCK

        In light of the foregoing, the Board of Directors has recommended that shareholders approve the amendments to the terms of the Series A Preferred Stock in order to allow the Company to issue 250 shares of Series A Preferred Stock to WITECH in connection with the Loan Amendment. The existing terms of the Series A Preferred Stock prohibit any issuances of Preferred Stock (except junior Preferred Stock or Series A Preferred Stock paid as dividends on Series A Preferred Stock). If shareholders do not approve the amendment, the Company would be required to create a new series of Series B Preferred Stock (that would constitute "junior" Preferred Stock) in order to satisfy its obligations under the Loan Amendment. The Company believes that two series of outstanding Preferred Stock would unduly complicate the Company's capital structure. WITECH must also vote in favor of the changes and has indicated that it will do so.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE TERMS OF THE SERIES A PREFERRED STOCK. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENTS UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

                                  OTHER MATTERS

OTHER PROPOSED ACTION

        The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS

        All proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting must be received by the Company at its executive offices at least 90 days prior to the meeting in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company) and must be received by July 12, 1999 to be considered for inclusion in the proxy statement for that meeting.

COSTS OF SOLICITATION

        The expenses of printing and mailing proxy materials, including reasonable expenses involved in forwarding materials to beneficial owners of Common Stock, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone, facsimile or personal solicitation.

        SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE CHIEF EXECUTIVE OFFICER, ARI NETWORK SERVICES, INC., 330 E. KILBOURN AVENUE, MILWAUKEE, WI 53202.

                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            Mark L. Koczela, Secretary
                                            November 9, 1998

                           ARI NETWORK SERVICES, INC.
           This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned, a shareholder of ARI Network Services, Inc. (the "Company"), hereby appoints Brian E. Dearing and Mark L. Koczela and each of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of stock of the Company held of record by the undersigned on October 26, 1998, at the 1998 Annual Meeting of shareholders of the Company to be held on December 10, 1998 at 9:00 a.m. and at any and all adjournments thereof.


1. ELECTION OF DIRECTORS:     FOR all nominees below          WITHHOLD AUTHORITY
                           to serve until the Company's    to vote for all
                           2001 Annual Meeting and until   nominees listed
                           their successors are elected    below.
                           and qualified. (except as
                           marked to the contrary below)


        (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

                     BRIAN E. DEARING AND RICHARD W. WEENING

2. To amend the Company's 1991 Incentive Stock Option Plan to increase the number of shares reserved thereunder from 500,000 to 850,000.

               FOR                  AGAINST               ABSTAIN

3. To amend the Company's 1993 Director Stock Option Plan to increase the number of shares reserved thereunder from 75,000 to 150,000.

               FOR                  AGAINST               ABSTAIN

4. To amend the Company's 1992 Employee Stock Purchase Plan to increase the number of shares reserved thereunder from 12,500 to 62,500.

               FOR                  AGAINST               ABSTAIN

5. To ratify the appointment of Ernst & Young LLP an independent auditors.

               FOR                  AGAINST               ABSTAIN

6. To amend the terms of the Company's Series A Preferred Stock.

               FOR                  AGAINST               ABSTAIN

7. In their discretion , the proxy holders are authorized to vote upon such matters as may properly come before the 1998 Annual Meeting and at any adjournment or postponement thereof.

                (Continued and to be signed on the reverse side)

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS, "FOR" THE PROPOSED AMENDMENT OF THE COMPANY'S 1991 INCENTIVE STOCK OPTION PLAN, "FOR" THE AMENDMENT OF THE COMPANY'S 1993 DIRECTOR STOCK OPTION PLAN, "FOR" THE PROPOSED AMENDMENT OF THE COMPANY'S 1992 EMPLOYEE STOCK PURCHASE PLAN, "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND "FOR" THE PROPOSED AMENDMENT TO THE TERMS OF THE COMPANY'S SERIES A PREFERRED STOCK.


                 Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                 Date:_____________________________________________ , 1998



                                (Signature of Shareholder)

                        (Signature of Shareholder - if held jointly)


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.